Exhibit 15

The Board of Directors and Shareholders

Arrow Financial Corporation

Glens Falls, New York

Re: Filing on the September 30, 2008 Form 10-Q for Arrow Financial Corporation

With respect to the registration statements, Form S-3 (No. 333-47912), Form S-8 (No. 333-66192), Form S-8 (No. 333-62719), Form S-8 (No. 333-110445), Form S-8 (No. 333-151209), and Form S-8 (No. 333-151550) of Arrow Financial Corporation and subsidiaries we acknowledge our awareness of the use therein of our report dated November 3, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Albany, New York

November 3, 2008